Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Interstate Hotels & Resorts, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 333-118561, 333-107660 and 333-84531) and S-8 (Nos. 333-113229, 333-92109, 333-89740, 333-61731, 333-60545 and 333-60539) , of our reports dated March 16, 2005 with respect to the consolidated balance sheets of Interstate Hotels & Resorts, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, and our report dated March 25, 2005 with respect to the consolidated balance sheets of MIP Lessee, L.P. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, partners’ capital and cash flows for the years then ended which reports appear in the December 31, 2004 annual report on Form 10-K/A of Interstate Hotels & Resorts, Inc.

KPMG LLP

McLean, Virginia
March 31, 2005